DKAM.OB

February 17, 2010

Dear Drinks Americas Shareholder:

I wanted to communicate with our shareholders to underscore the impact of our recent announcement with Mexcor International Wine and Spirits.

Drinks needed to modify its business model to accelerate the Company’s path to profitability while simultaneously retaining ownership and protecting its valuable trademarks, strategic iconic branding and marketing relationships.

Our partnership with Mexcor is the result of an extensive six month long review focusing on how Drinks could accelerate its growth and timeline to profitability by aligning with the correct strategic partner.

While we have been successful in assembling an extensive arsenal of marketing partners and iconic associations, we concluded that Drinks still needed to partner with a financially strong enterprise to assist us in the production, importing, building of inventory, and distribution of all of our products.  We concluded that if we could identify and consolidate this partnership, we would maximize our brand creation abilities while creating long term intellectual property value for our trademarks and  become profitable sooner.

In our new  relationship with Mexcor, the structure of the transaction will allow the Company to navigate around many of Drinks’ current impediments to growth and profitability.  Drinks will remain the owner of the brands while Mexcor will manage the production, manufacturing and supply chain for our brands and take over selling and distribution of our brands nationally, with Drinks primarily being responsible for marketing on an ongoing basis.

As an added benefit, our agreement with Mexcor calls for our companies to develop, - and/or for Mexcor to contribute - additional brands into the relationship.  It is anticipated over time that these brands will be either existing brands with critical mass or brands that the companies can mutually develop and access and acquire that will have an immediate impact upon our business.

With the Mexcor relationship, we have insured our access to production, dramatically reduced our sales overhead, aligned with a significant importer with both sales and production, and partnered with Mexcor’s national importing operation. Mexcor products are sold in 35 states; Drinks products are sold in 42 states. The combination will benefit both companies.

Drinks Americas Holdings, Ltd. ~ 372 Danbury Road, Wilton, Connecticut 06897 USA
TEL: 203-762-7000 ~ FAX: 203-762-8992 ~ EMAIL:  info@drinksamericas.com
WEBSITE: www.drinksamericas.com TICKER SYMBOL: DKAM.ob

This relationship eliminates the majority of our sales expense overhead and reduces the amount of capital we need to deploy for the cost of infrastructure, production and inventory in this difficult lending environment.  It reduces the dilutive effects of the need to raise greater amounts of funding to grow the Company.

Eduardo Morales, who in a very short time I have come to respect greatly, shares a common vision with me that there will be brands and business opportunities we can add to Drinks that will  drive shareholder value.

Drinks Americas’ value comes from growing the trademarks that we own. It is important to note again that Drinks retains ownership of each of its brands in this transaction.

Economically, we expect our gross margins to rise substantially and our overall overhead costs to be dramatically reduced, settling at $1.2 million -$1.5 million per year, a reduction from our high of almost $4.8 million per year.  We will combine this with a continued effort to reduce our payable and accrued payroll debt by negotiating with suppliers and converting our past due management payroll to stock in the Company.

The pressure on Drinks over the past 18 months has been substantial. Access to production capital has been difficult and costly.  Consumer fall-off in premium brands has been a reality in this economy, and operating a small business competing in a very competitive spirits environment has been demanding.  Drinks management and board have been committed to finding a way that allows a fast growing enterprise to quickly become profitable and to instantly overcome these collective obstacles.

We believe we have found the solution.  The reinvention and adjustments to our business model described in this letter address each of the barriers to growth and near term profitability. This strategic move does not remove any of the ownership upside in our brand relationships, and results in the needed resources to rapidly accelerate our business.

Over the next sixty days, we will move aggressively into our new business model.

Evidencing the immediate impact of the Mexcor relationship, last week a full truckload of Damiana was shipped and orders were placed for the new production of 8,000 cases of Olifant Vodka.  Two containers of Trump Super Premium Vodka are now in production and we are planning to ship between 1000 and 1900 cases of Old Whiskey River Bourbon this month. The immediate impact of the Mexcor deal has been the sales and acceleration of shipment of almost 10,000 cases that will ship as soon as production is completed.

We are excited to be in a position to ramp up sales and production. We are extremely lucky to have ownership of Olifant Vodka, so well positioned in this economy for explosive growth at an affordable price point.   In our new business model, the profits from our core products, the royalties from American BADASS Beer, and the profits from the reintroduction of Rheingold, an American Original Beer since 1883, in partnership with New York’s Heineken distributor, Beehive, will be extremely impactful upon our new business model in the coming quarters and  value  will be  created for  shareholders in the near term.

Drinks Americas Holdings, Ltd. ~ 372 Danbury Road, Wilton, Connecticut 06897 USA
TEL: 203-762-7000 ~ FAX: 203-762-8992 ~ EMAIL:  info@drinksamericas.com
WEBSITE: www.drinksamericas.com TICKER SYMBOL: DKAM.ob

We appreciate your interest, and we are committed to growing the Company. We hope you share our excitment with the prospects for a successful relationship with Mexcor.

Kindest Regards,

J. Patrick Kenny
Chief Executive Officer
Drinks Americas Holdings, Ltd.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this release, including the description of the Company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the Company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the Company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.

Drinks Americas Holdings, Ltd. ~ 372 Danbury Road, Wilton, Connecticut 06897 USA
TEL: 203-762-7000 ~ FAX: 203-762-8992 ~ EMAIL:  info@drinksamericas.com
WEBSITE: www.drinksamericas.com TICKER SYMBOL: DKAM.ob